EXHIBIT 99.1

Superior Uniform Group, Inc. Reports Operating Results for 2009

  Cash flows from operations increases 67.4% to $17.5 million
  Debt free balance sheet

SEMINOLE, Fla., Feb. 25, 2010 (GLOBE NEWSWIRE) -- Superior Uniform Group, Inc. (Nasdaq:SGC), manufacturer of uniforms, image apparel and accessories, today announced its fourth quarter and year-end operating results for 2009.

The Company announced that for the year ended December 31, 2009, net sales decreased 16.9% to $102,801,921, compared to 2008 net sales of $123,745,201. Earnings from continuing operations were $1,966,882 or $.33 per share (diluted) compared to $2,290,333 or $.35 per share (diluted) reported for the year ended December 31, 2008. Earnings from continuing operations for the year and for the fourth quarter ended December 31, 2008 include a non-cash goodwill impairment loss of $1,617,411. Net of the related tax benefit, the goodwill impairment loss amounted to approximately ($.20) per share (diluted).

Net earnings for the year ended December 31, 2009 were $1,966,882 or $.33 per share (diluted) compared to $2,133,773 or $.33 per share (diluted) reported for the year ended December 31, 2008.

Earnings from continuing operations for the fourth quarter ended December 31, 2009, were $511,601 or $0.09 per share (diluted) compared to a loss from continuing operations for the fourth quarter ended December 31, 2008, of $(820,065) or $(.13) per share (diluted).

Net earnings for the fourth quarter ended December 31, 2009 was $511,601 or $0.09 per share (diluted) compared to a net loss of $(822,015) or $(.13) per share (diluted) reported for the fourth quarter ended December 31, 2008.

Michael Benstock, Chief Executive Officer, commented: "From an overall economic standpoint, 2009 was one of the most challenging years in our history. While our sales were down 16.9% on a year over year basis, we showed steady improvement in our sales profile from a first quarter decrease in net sales of 28.7% to a decrease in net sales of 5.8% in the fourth quarter.   Additionally, we made significant progress reducing our operating costs through the increased use of our Central American subsidiary, The Office Gurus, and improved operating efficiency.   We have generated in excess of $17 million in cash from operations this year and we have eliminated all of our outstanding debt. Our financial position remains very strong and has allowed us to successfully weather this current economic storm while continuing to invest in the future growth of our company. We completed the acquisition of Blade Sportswear at the beginning of November and we are actively pursuing other potential strategic acquisitions to help further this objective. Finally, we remain committed to reacquiring shares of our common stock. We have an active repurchase program with an outstanding authorization to repurchase an additional 441,000 shares as of December 31, 2009."

ABOUT SUPERIOR

Superior Uniform Group, Inc., established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Superior manages award-winning apparel programs for major corporations. They are leaders in innovative uniform program designs, global manufacturing, and state-of-the-art distribution.   Superior, through their subsidiary "The Office Gurus" is also a near-shore premium provider of cost effective bilingual contact center and office solutions.

Superior's financial strength and resources support a customer's diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Their commitment to service, technology, quality and value-added benefits separates them from the competition in each of their seven primary markets: Healthcare, Hospitality, Food Service, Retail Employee I.D., Government Service, Private Security, and Rental Service. For more information please call (800) 727-8643, or visit their Web site at: www.superioruniformgroup.com. The Office Gurus (www.theofficegurus.com) enhances the overall customer experience for their strategic partners' internal and external customers.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company's SEC filings, which could cause actual results to differ from those projected.

Comparative figures for 2009 and 2008 are as follows:

Superior Uniform Group, Inc. and Subsidiaries
Consolidated Summary of Operations

	Three Months Ended December 31,
	(Unaudited)
	2009	2008
Net sales	$ 26,508,907	$ 28,150,111

Costs and expenses:
Cost of goods sold	17,945,367	19,438,191
Selling and administrative expenses	7,855,370	7,883,310
Goodwill impairment loss	--	1,617,411
Interest expense	26,569	71,264
	25,827,306	29,010,176

Earnings (loss) from continuing operations before taxes on income	681,601	(860,065)
Taxes on income	170,000	(40,000)
Earnings (loss) from continuing operations	511,601	(820,065)
Loss from discontinued operations, net of tax benefit of $-0- and $-0--, respectively	--	(1,950)
Net earnings (loss)	$ 511,601	$ (822,015)

Per Share Data:
Basic:
Earnings (loss) from continuing operations	$ 0.09	$ (0.13)
Loss from discontinued operations	--	--
Net earnings (loss)	$ 0.09	$ (0.13)
Diluted:
Earnings (loss) from continuing operations	$ 0.09	$ (0.13)
Loss from discontinued operations	--	--
Net earnings (loss)	$ 0.09	$ (0.13)

Cash dividends per common share	$ 0.135	$ 0.135
Superior Uniform Group, Inc. and Subsidiaries
Consolidated Summary of Operations

	Twelve Months Ended December 31,
	(Unaudited)
	2009	2008
Net sales	$ 102,801,921	$ 123,745,201

Costs and expenses:
Cost of goods sold	69,583,043	83,402,581
Selling and administrative expenses	30,402,389	34,263,750
Goodwill impairment loss	--	1,617,411
Interest expense	119,607	321,126
	100,105,039	119,604,868

Earnings from continuing operations before taxes on income	2,696,882	4,140,333
Taxes on income	730,000	1,850,000
Earnings from continuing operations	1,966,882	2,290,333
Loss from discontinued operations, net of tax benefits of $-0- and $90,000, respectively	--	(156,560)
Net earnings	$ 1,966,882	$ 2,133,773

Per Share Data:
Basic:
Earnings from continuing operations	$ 0.33	$ 0.35
Loss from discontinued operations	0.00	(0.02)
Net earnings	$ 0.33	$ 0.33
Diluted:
Earnings from continuing operations	$ 0.33	$ 0.35
Loss from discontinued operations	0.00	(0.02)
Net earnings	$ 0.33	$ 0.33

Cash dividends per common share	$ 0.54	$ 0.54
Superior Uniform Group, Inc. and Subsidiaries

Consolidated Balance Sheets
December 31,

ASSETS
(Unaudited)
	2009	2008
CURRENT ASSETS
Cash and cash equivalents	$ 6,365,557	$ 133,152
Accounts receivable	17,944,529	17,464,279
Inventories	32,053,504	43,410,146
Prepaid expenses and other current assets	2,764,434	2,590,350
TOTAL CURRENT ASSETS	59,128,024	63,597,927
PROPERTY, PLANT AND EQUIPMENT, NET	10,868,296	12,587,454
OTHER INTANGIBLE ASSETS	1,295,859	535,857
DEFERRED INCOME TAXES	2,060,000	2,610,000
OTHER ASSETS	215,684	260,039
	$ 73,567,863	$79,591,277

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	5,426,433	4,626,789
Accrued expenses	2,226,653	2,518,956
Current portion of long-term debt	--	650,604
TOTAL CURRENT LIABILITIES	7,653,086	7,796,349
LONG-TERM DEBT	--	3,379,000
LONG-TERM PENSION LIABILITY	5,115,817	7,056,055
OTHER LONG-TERM LIABILITIES	680,000	665,000
COMMITMENTS AND CONTINGENCIES
TOTAL SHAREHOLDERS' EQUITY	60,118,960	60,694,873
	73,567,863	79,591,277
CONTACT:  Superior Uniform Group, Inc.
          Andrew D. Demott, Jr., CFO
          (727) 803-7135